Exhibit 99.1

Codexis Reports First Quarter 2022 Financial Results

Total Revenue up 96% and Product Revenue up 200% YOY; Product Gross Margin Expands to 72%

Reiterating Guidance for 2022, Including Total Revenue of $152 - $158M

REDWOOD CITY Calif., May 5, 2022 — Codexis, Inc. (Nasdaq: CDXS), a leading enzyme engineering company enabling the promise of synthetic biology, today announced financial results for the first quarter ended March 31, 2022, and provided a business update.

“I am very pleased with Codexis’ financial performance so far this year, led by the growth of our high margin commercial product sales,” said John Nicols, Codexis President and CEO. “We continue to deliver exceptional enzyme volumes to support the manufacture of PAXLOVIDTM, Pfizer’s COVID-19 therapeutic, demonstrating the speed with which we are able to scale up our product supply capacities to meet the demands of our Sustainable Manufacturing customers. The first quarter’s topline strength reinforces our confidence in delivering on the nearly 50% growth reflected in our revenue guidance for the year.”

Mr. Nicols continued, “In parallel, we are building additional momentum in other growth areas for the company. In the Life Science Tools market, we announced the successful completion of our collaboration to engineer the enzyme powering Molecular Assemblies’ (MAI) Fully Enzymatic DNA Synthesis technology, and we embarked on a new strategic partnership and investment with seqWell, Inc. (seqWell) to accelerate growth of its novel product offerings for next generation sequencing. These partnerships showcase the breadth of our CodeEvolver® platform to create value in a growing range of cutting-edge life science applications. In addition, we continue to gain traction across the oral enzyme therapy and gene therapy programs in our Biotherapeutics pipeline. In concert across all of our target markets, we are proud and confident of our efforts to continue translating the expanded scale and competitive advantages of our CodeEvolver® platform technology into accelerating real-world benefits for the health of people and the planet.”

Key Performance Indicators and Recent Business Highlights

•Product revenues increased 200% to $30.7 million in Q1’22, primarily driven by revenue from sales of CDX-616 used in the manufacture of PAXLOVIDTM, Pfizer’s COVID-19 therapeutic.

•Product gross margin increased to 72% in Q1’22, driven by a shift in the sales mix to higher margin products.

•In the first quarter, Codexis had 16 customers who contributed over $100,000 in revenue, eight of which contributed over $1 million in revenue.

•seqWell and Codexis announced a partnership and strategic investment. seqWell is a developer of transformative library preparation products for next generation sequencing applications. Codexis led seqWell’s Series C financing with a $5.0 million investment, and the companies plan to collaborate using Codexis’ CodeEvolver® platform for enzyme optimization in seqWell’s growing portfolio of genomics workflow and library preparation products.

•MAI and Codexis announced the successful completion of their collaboration, leveraging CodeEvolver® to develop a proprietary, high performing enzyme to deliver unparalleled coupling efficiency and the ability to more rapidly synthesize longer DNA sequences with fewer errors. The resulting highly evolved version
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of TdT polymerase enables MAI’s Fully Enzymatic Synthesis™ (or FES™) technology, and MAI plans to provide select companies and institutions with access to a Key Customer Program slated to begin later this year.

•Codexis will present posters highlighting several of its gene therapy programs at the American Society of Gene and Cell Therapy (ASGCT) 25th Annual Meeting on May 16, 2022.

•The U.S. Food and Drug Administration granted orphan drug designation and rare pediatric disease designation to CDX-6512 for the treatment of homocystinuria. CDX-6512 is currently in pre-IND development and is the most advanced wholly owned program in the Company’s biotherapeutics pipeline.

First Quarter 2022 Financial Highlights

•Total revenues for the first quarter 2022 were $35.3 million, an increase of 96% from $18.0 million in the first quarter 2021. On a segment basis, $33.1 million in revenue was from the Performance Enzymes segment and $2.2 million was from Biotherapeutics.

•Product revenues for the first quarter 2022 were $30.7 million compared to $10.2 million in the first quarter 2021; the increase was due to additional sales of CDX-616 to Pfizer for PAXLOVIDTM, which represented $21.3 million in product revenues in the first quarter 2022 compared to $0.4 million in the first quarter 2021.

•R&D revenues for the first quarter 2022 were $4.7 million compared to $7.8 million in the first quarter of 2021; the decrease was driven by lower revenue contributions from several customers in the Performance Enzymes and Biotherapeutics segments.

•Product gross margin for the first quarter 2022 was 72.2% compared to 58.8% in the first quarter 2021. The increase was driven by increased sales of higher margin branded products.

•R&D expenses for the first quarter 2022 were $19.5 million compared to $11.6 million in the first quarter 2021. The increase was primarily driven by increases in costs associated with higher headcount and salaries, as well as higher expenses for facilities and lab supplies.

•Selling, General & Administrative expenses for the first quarter 2022 were $15.7 million, compared to $11.4 million in the first quarter 2021. The increase was primarily the result of higher expenses for legal fees, increased costs due to higher headcount and salaries, as well as higher stock-based compensation expenses.

•The net loss for the first quarter 2022 was $8.4 million, or $0.13 per share, compared to $9.1 million, or $0.14 per share, for the first quarter 2021. As of March 31, 2022, the Company had $94.3 million in cash and cash equivalents.

2022 Guidance

Codexis reiterates its financial guidance for 2022 issued on February 24, 2022, as follows:

•Total revenues are expected to be in the range of $152 million to $158 million, an increase of nearly 50% at the midpoint compared to 2021; excluding revenue from Pfizer in both periods, revenue growth is projected to be 10% or more.

•Product revenues are expected to be in the range of $112 million to $118 million, including approximately $75 million to $80 million related to sales of CDX-616 to Pfizer to manufacture PAXLOVID™.

•Gross margin on product revenue is expected to be 65% to 70%.
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Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 p.m. ET. A live webcast and slide presentation to accompany the conference call will be available on the Investor section of Company website. The conference call dial-in numbers are 877-705-2976 for domestic callers and 201-689-8798 for international callers, and the passcode is 13728938.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13726635 to access the recording. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis

Codexis is a leading enzyme engineering company leveraging its proprietary CodeEvolver® platform to discover and develop novel, high performance enzymes and novel biotherapeutics. Codexis enzymes have applications in the sustainable manufacturing of pharmaceuticals, food, and industrial products; in the creation of the next generation of life science tools; and as gene therapy and oral enzyme therapies. The company’s unique performance enzymes drive improvements such as: reduced energy usage, waste generation and capital requirements; higher yields; higher fidelity diagnostics; and more efficacious therapeutics. Codexis enzymes enable the promise of synthetic biology to improve the health of people and the planet. For more information, visit www.codexis.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Codexis, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, Codexis’ expectations regarding sales of its proprietary CDX-616 enzyme to Pfizer, prospects for Codexis’ investments in and collaborations with MAI and seqWell, as well as progress in its biotherapeutics pipeline, and our financial guidance on 2022 total revenues, product revenues and gross margin on product revenues. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: revenues in 2022 and in future years from our sales of CDX-616 to Pfizer are subject to a number of factors which are outside of our control and may not materialize; we do not have a long term sale and purchase agreement with Pfizer for CDX-616, and future orders for quantities of CDX-616 by Pfizer will continue to be based on the needs of Pfizer for quantities of CDX-616 and there will be no minimum purchase obligation on the part of Pfizer; we are dependent on a limited number of customers, including Pfizer; we are dependent on a limited number of contract manufacturers for large scale production of substantially all of our enzymes, including CDX-616; our biotherapeutic programs are early stage, highly regulated and expensive; our ability to obtain additional development partners for the programs, to advance our product candidates to clinical trials and to ultimately receive regulatory approvals is highly uncertain; the regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are unable to obtain or maintain regulatory approval for our products and product candidates, our business will be substantially harmed; results of preclinical studies and early clinical trials of product candidates may not be predictive of results of later studies or trials; our product candidates may not have favorable results in later clinical trials, if any, or receive regulatory approval; if any of our product candidates do not work as intended or cause undesirable side effects, it could hinder or prevent receipt of regulatory approval or realization of commercial potential for them or our other product candidates and could substantially harm our business; and even if we obtain regulatory approval for any products that we develop alone or with collaborators, such products will remain subject to ongoing regulatory requirements, which may result in significant additional expense. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2022, including under the caption “Risk Factors,” and in Codexis’ other periodic reports
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filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Relations Contact:
Argot Partners
Brendan Strong/Carrie McKim
(212) 600-1902
Codexis@argotpartners.com

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2022	2021
Revenues:
Product revenue	$30,690	$10,226
Research and development revenue	4,650	7,806
Total revenues	35,340	18,032
Costs and operating expenses:
Cost of product revenue	8,521	4,218
Research and development	19,500	11,571
Selling, general and administrative	15,705	11,398
Total costs and operating expenses	43,726	27,187
Loss from operations	(8,386)	(9,155)
Interest income	42	177
Other expense, net	(3)	(88)
Loss before income taxes	(8,347)	(9,066)
Provision for income taxes	9	2
Net loss	$(8,356)	$(9,068)

Net loss per share, basic and diluted	$(0.13)	$(0.14)

Weighted average common stock shares used in computing net loss per share, basic and diluted	65,096	64,290

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$94,260	$116,797
Restricted cash, current	568	579
Financial assets:
Accounts receivable	25,197	24,953
Contract assets	9,751	4,557
Unbilled receivables	9,584	8,558
Total financial assets	44,532	38,068
Less: allowances	(416)	(416)
Total financial assets, net	44,116	37,652
Inventories	1,560	1,160
Prepaid expenses and other current assets	4,365	5,700
Total current assets	144,869	161,888
Restricted cash	1,519	1,519
Investment in non-marketable equity securities	19,002	14,002
Right-of-use assets - Operating leases, net	42,912	44,095
Right-of-use assets - Finance leases, net	—	17
Property and equipment, net	23,474	21,345
Goodwill	3,241	3,241
Other non-current assets	257	276
Total assets	$235,274	$246,383

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,949	$2,995
Accrued compensation	6,843	11,119
Other accrued liabilities	14,172	12,578
Current portion of lease obligations - Operating leases	4,927	4,093
Deferred revenue	1,604	2,586
Total current liabilities	29,495	33,371
Deferred revenue, net of current portion	3,464	3,749
Long-term lease obligations - Operating leases	42,354	43,561
Other long-term liabilities	1,326	1,311
Total liabilities	76,639	81,992

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	554,683	552,083
Accumulated deficit	(396,054)	(387,698)
Total stockholders' equity	158,635	164,391
Total liabilities and stockholders' equity	$235,274	$246,383

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Codexis, Inc.
Segmented Information
(Unaudited)
(In Thousands)

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Performance Enzymes	Novel Biotherapeutics	Total	Performance Enzymes	Novel Biotherapeutics	Total
Revenues:
Product revenue	$30,690	$—	$30,690	$10,226	$—	$10,226
Research and development revenue	2,409	2,241	4,650	4,003	3,803	7,806
Total revenues	33,099	2,241	35,340	14,229	3,803	18,032
Costs and operating expenses:
Cost of product revenue	8,521	—	8,521	4,218	—	4,218
Research and development (1)	6,122	12,346	18,468	6,444	4,605	11,049
Selling, general and administrative (1)	3,541	720	4,261	2,818	600	3,418
Total segment costs and operating expenses	18,184	13,066	31,250	13,480	5,205	18,685
Income (loss) from operations	$14,915	$(10,825)	4,090	$749	$(1,402)	(653)
Corporate costs (2)			(11,205)			(7,728)
Unallocated depreciation and amortization			(1,232)			(685)
Loss before income taxes			$(8,347)			$(9,066)

(1) Research and development expenses and selling, general and administrative expenses exclude depreciation and amortization of finance leases.
(2) Corporate costs include unallocated selling, general and administrative expense, interest income, and other expense, net.

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